Exhibit 4.15

REPERTORIO NO 41.204. -

AIRCRAFT MORTGAGE AGREEMENT1

PARINA LEASING LIMITED

TO

WILMINGTON TRUST COMPANY, AS LOAN TRUSTEE

IN SANTIAGO, CHILE, on 29 July 2015, before me, MARIA GLORIA ACHARAN TOLEDO, a Chilean lawyer, Notary Public [               ], with office on Calle Matias Cousino 150, Office 647, 6th Floor, there appears: /i/ Mr. DANIEL IGNACIO PARODI NEBREDA, a Chilean lawyer, single, national identification card number 16,368,440-3, domiciled in Avenida El Golf 40, 20th Floor, Las Condes, Santiago, Chile, acting under special power of attorney on behalf of WILMINGTON TRUST COMPANY, a Delaware trust company, hereinafter the “Loan Trustee”, not in its individual capacity but solely as Loan Trustee for the Secured Parties, as defined below, on one side; and, on the other /ii/ Ms. MARÍA DEL PILAR DUARTE PEÑA, a Chilean lawyer, single, national identification card number 9,465,711, domiciled Huidobro Building, Avenida Presidente Riesco 5711, [●] Floor, Las Condes, Santiago, Chile, acting under special power of attorney on behalf of PARINA LEASING LIMITED, an exempted limited liability company incorporated under the laws of the Cayman Islands, hereinafter also referred to as the “Borrower”; and together with all the appearing parties already individualized jointly referred to as the “Parties”; the appearing Parties are of legal age, evidence their identity by the aforesaid identity cards and state that the following Aircraft Mortgage Agreement is being entered into:

FIRST: Background.

One. One. Indenture and Security Agreement. By private instrument granted in English language on July 29 2015, hereinafter the “Indenture”, Borrower and Wilmington Trust Company acting as Loan Trustee, entered into an Indenture and Security Agreement, subject to rule 144A and Regulation S of the United States Securities Act of 1933. Pursuant to the Indenture the Borrower issued two series of equipment notes denominated in dollars of the United States of America, hereinafter “Dollars”, for a total amount of forty million and fifty-two thousand Dollars (US$40,052,000), hereinafter the “MSN 6698 Equipment Notes”, the proceeds of which were used to finance the acquisition by the Borrower of the Aircraft, as defined below.

One. Two. Related Indentures. /i/ On May 29, 2015, the Borrower, Cuclillo Leasing Limited, Rayador Leasing Limited, Canastero Leasing Limited, hereinafter together the “Owners”, LATAM Airlines Group S.A., a company duly incorporated under the laws of Chile, notional taxpayer number 89,862,200-2, domiciled at Edificio Huidobro, Avenida Presidente Riesco 5711, 20th floor, Las Condes, Santiago, Chile (hereinafter “LATAM”), Wilmington Trust Company, as pass through trustee under each of the pass through trust agreements referred to therein, as subordination agent and as paying agent, Wilmington Trust, National Association, as escrow agent, and MaplesFS Limited, as put & call trustee, entered into a Note Purchase Agreement, hereinafter the “Note Purchase Agreement”. /ii/ Pursuant to the Note Purchase Agreement, the Owners have agreed to issue the Indenture and certain other indentures, each such other indenture hereinafter a “Related Indenture”. Pursuant to each Related Indenture, the Owner party thereto has or will issue two series of equipment notes denominated in Dollars, for a total amount specified in such Related Indenture, hereinafter all such equipment notes issued under the Related Indentures the “Related Equipment Notes”, the proceeds of which were or will be, as the case may be, used to finance the acquisition by such Owner of the aircraft specified in the relevant Related Indenture.

1 NOTE. The final document has been granted in Spanish as a Chilean law public deed and does not include the English language. This document constitutes a fair and accurate English translation of the foreign language document.

One. Three. Participation Agreement.

On 29 July 2015, Borrower; LATAM; and Wilmington Trust Company acting in its individual capacity and as Pass Through Trustee, Subordination Agent and Loan Trustee; entered into a New York law Participation Agreement, hereinafter the “Participation Agreement”, in which, among other matters, they agreed on the delivery, finance and lease of one (1) aircraft and its respective engines and the granting of this Aircraft Mortgage Agreement and prohibition in favor of the Loan Trustee acting on behalf of the Secured Parties, as said term is defined in the Participation Agreement.

One. Four. Related Participation Agreements. Pursuant to the Note Purchase Agreement, the Owners have agreed to enter into the Participation Agreement and certain other participation agreements, each such other participation agreement hereinafter a “Related Participation Agreement”. Pursuant to each Related Participation Agreement, the parties thereto agreed or will agree on the delivery, finance and lease of one (1) aircraft and its respective engines and the granting of an aircraft mortgage agreement and prohibition in favor of the Loan Trustee acting on behalf of the Secured Parties, as said term is defined in such Related Participation Agreement.

One. Three. Secured Obligations.2 For the purposes of this Aircraft Mortgage Agreement, “Facility Documents” means together, the following documents: /a/ the Indenture; /b/ the Related Indentures; /c/ the Participation Agreement and /d/ the Related Participation Agreements. The Facility Documents provide for, among other things, issuance by the Borrower and the other Owners, as the case may be, of the MSN 6698 Equipment Notes and the Related Equipment Notes, hereinafter jointly the “Equipment Notes”, the capital payment dates, the interest rate, the interest payment dates, the payment of interest on overdue amounts and the interest rates applicable to such overdue amounts. The Facility Documents also provide for the payment by the Owner party thereto of increased costs and other amounts which the Secured Parties may incur in connection with the borrowing contemplated thereby and associated expenses; the payment of commissions, compensation, taxes, expenses, fees, legal costs, mandatory prepayments, indemnities, break costs and other amounts, affirmative covenants and certain prohibitions and events of default, which if they occur shall enable the Secured Parties by complying with certain procedures, to request immediate payment of the Equipment Notes or any other amounts payable under the Facility Documents. Each and all the obligations undertaken by the Borrower or any other Owner under the Facility Documents will be hereinafter referred to as the “Secured Obligations”.

SECOND: The Borrower is the sole an exclusive owner of one Airbus A321-200 aircraft bearing manufacturer's serial number 6698 and Chilean Registration Mark CC-BEE, (the “Aircraft”).

THIRD: Mortgage. In order to secure the full, effective, complete and timely payment and performance of each of the Secured Obligations, the Borrower hereby grants (and agrees to grant) in favor of the Secured Parties, duly represented by the Loan Trustee, a first degree mortgage in accordance with articles 114 et seq. of Law 18.916 containing the text of the Aeronautical Code, over the Aircraft, hereinafter the “Mortgage”. The Mortgage also extends to two (2) CFM56-5B3/3 engines, bearing engine manufacturer's serial numbers 569903 and 569901 (the "Engines"), attached to the Aircraft at the time of its delivery /whether or not any such Engine remains installed on the Aircraft/ any and all parts, pieces and components intended to be permanently used with the Aircraft, the respective maintenance documents and records and the Aircraft manufacturer’s technical and maintenance manuals, together with all flight records, logs, manuals, maintenance data and inspection, modification and overhaul records. The Mortgage also extends to all requisition proceeds with respect to the Aircraft or any Engine, any amounts received in payment of any insurance or reinsurance claim, excluding any insurance or reinsurance relating to third party liability, and any amounts received from third parties due to damages caused to the Aircraft thereby.

2 Note: Each mortgage entered into will secure all obligations under all indentures and the related note guarantees.

FOURTH: Prohibition. Except for the acts, contracts and transactions authorized and expressly contemplated in the Facility Documents, the Borrower hereby agrees: /i/ not to transfer, mortgage, or in any manner encumber, lease, assign possession of, or grant any rights in favour of third parties, whether in whole or in part, with respect to the Aircraft mortgaged hereunder, without the previous written consent of the Loan Trustee on behalf of the Secured Parties; and /ii/ not to grant, without the previous written consent of the Loan Trustee on behalf of the Secured Parties, a pledge without displacement over either of the Engines, or over any part, piece and/or component intended to be permanently used with the Aircraft and, in general, over any current or future components/parts that for reasons of adherence or destination form part of the Aircraft in accordance with applicable law, unless owned by third parties. Such prohibitions shall be registered in the Registry of Aircraft Encumbrances and Prohibitions of the National Aircraft Registry of the Dirección General de Aeronáutica Civil of Chile, jointly with the registration of this Aircraft Mortgage Agreement.

FIFTH: The Borrower declares that the Aircraft described in the Second Clause of this instrument belongs to it, and that it has sole and exclusive title thereof and that the Aircraft is not subject to any seizure, injunctive measures, encumbrances, limitations on ownership, lawsuits, prohibitions on encumbrance or transfer and that there does not exist any restriction whatsoever that could limit the creation of the Mortgage and the prohibitions contained hereunder.

SIXTH: Following the occurrence of an “Indenture Event of Default” under the Indenture or the Related Indentures or upon any of the Secured Obligations becoming enforceable prior to its stated maturity, in accordance with the terms of the Facility Documents, the Loan Trustee and its successors and assigns, as loan trustee for the Secured Parties, will be authorized to declare each and every one of the Secured Obligations as immediately due and payable as if the period of payment therefore had expired. All payments to the Secured Parties under this Aircraft Mortgage Agreement shall be made as stipulated in the Facility Documents.

SEVENTH: The Loan Trustee, acting on behalf of the Secured Parties, accepts each and every one of the terms of this instrument, and especially the Mortgage and prohibitions that are hereby created in favour of the Secured Parties.

EIGHTH: The provisions set forth in this instrument should not be considered under any circumstance as a substitution or limitation of the rights granted to the Secured Parties under the Facility Documents.

NINTH: If for any reason any one or more of the provisions in this instrument is declared null and void, totally or partially, such declaration shall not affect the validity of the other provisions hereunder as well as those of the Facility Documents.

TENTH: The reasonable and appropriate costs and expenses that are generated by Mortgage and prohibition and their registration hereof, shall be the sole and exclusive responsibility of the Borrower.

ELEVENTH: For all purposes in connection with Article 118 of the Aeronautical Code, the Secured Parties is domiciled at Avenida El Golf 40, 20th Floor, Las Condes, Santiago, Chile. Pursuant to the powers granted by the Secured Parties to the Loan Trustee, the latter hereby appoints Mr. Marcelo Armas Mac Donald and Mr. Andrés Sanfuentes Astaburuaga, as agents for the sole purpose of service of judicial notices pursuant to this mortgage as required by article 118 of the Aeronautical Code.

TWELFTH: The parties expressly declare that for all purposes this Aircraft Mortgage Agreement and prohibition shall be governed and construed in accordance with Chilean law. The parties expressly declare that for all purposes deriving from this Aircraft Mortgage Agreement, they submit themselves to the jurisdiction of the courts in the city of Santiago, Chile.

THIRTEENTH: Notwithstanding any designation of a process agent already made or that may be made in the future and in addition to it, the Borrower hereby grants an irrevocable special power of attorney to Mr. Andrés del Valle Eitel, Ms. María del Pilar Duarte Peña, Mr. Cristián Toro Cañas, Mr. Diego Valenzuela Prado and Mrs. Elvira Vial Alliende, each of whom is domiciled at Edificio Huidobro, Avenida Presidente Riesco 5711, Las Condes, Santiago, so that they may, either acting jointly or separately, receive, for and on behalf of the Borrower, service of process or notices either judicially or extrajudicially, in any act, procedure or lawsuit, in connection with the security interest created hereby as security for the present or future Secured Obligations of the Borrower, including any judgment or judicial resolution with regard to the Facility Documents in connection with the foreclosure of the Aircraft Mortgage Agreement granted herein. In exercising the power of attorney hereby each attorney has the right to receive notices, defend demands and act in accordance with first paragraph, 7th Article of the Civil Procedure Code of the Republic of Chile. The power of attorney hereby granted by the Borrower does not revoke any power of attorney granted on or prior to the date hereof, the power of attorney hereby granted will not be revoked by the mere event of granting a new power of attorney in the future.

FOURTEENTH: The bearer of the authorized copy of this instrument is empowered to require the National Aeronautic Registry of the Chilean Directorate of Civil Aeronautics any annotations, registrations and sub-registrations that may be necessary, and is specifically empowered to sign all requests and applications in the presence of either or both of the parties hereto, to make presentations and petitions and, in general, to do anything to effect any of the foregoing.

Authorities.

The authority of Mr. Sebastián Barros Eyzaguirre to act on behalf of the Loan Trustee is evidenced in the special power of Attorney granted by WILMINGTON TRUST COMPANY as Loan Trustee for the Secured Parties, in Wilmington, Delaware, United States of America on 28 July 2015, which has been fully legalized and notarized in the Notary Public’s office of [●] on [●], 2015 under repertoire number [●]. The authority of Ms. María del Pilar Duarte Peña on behalf of the Borrower is evidenced in the Special Power of Attorney made by PARINA LEASING LIMITED, in Santiago, Chile, dated 21 July 2015. Said authorities are not attached hereto, as requested by the parties.

IN WITNESS WHEREOF, and following a reading of these presents, the appearing Parties sign together with the Notary, who authorizes. A copy was provided. - I attest.-

/s/ Daniel Igancio Parodi Nebreda

Daniel Ignacio Parodi Nebreda

On behalf of WILMINGTON TRUST COMPANY, as Loan Trustee

/s/ María del Pilar Duarte Peña

María del Pilar Duarte Peña

On behalf of PARINA LEASING LIMITED, as Borrower